As filed with the Securities and Exchange Commission on June 30, 2022

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KORU Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

New York	13-3044880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Corporate Drive Mahwah, NJ	07430
(Address of Principal Executive Offices)	(Zip Code)

KORU Medical Systems, Inc. Non-Employee Director Compensation Plan Individual Employment Agreement (Bonus)
(Full Title of the Plans)

Copies of all correspondence to:

Heather R. Badami, Esq. Royer Cooper Cohen Braunfeld LLC Two Logan Square 100 N. 18th Street, Suite 710 Philadelphia, PA 19103
(Name and address of agent for service)

(215) 839-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by KORU Medical Systems, Inc., a New York corporation (the “Company”), relating to (i) 375,000 shares of common stock, par value $0.01 per share (the “Common Stock”), issuable under the KORU Medical Systems, Inc. Non-Employee Director Compensation Plan (the “Director Plan”); and (ii) 125,000 shares of Common Stock issuable as bonus pursuant to the individual Employment Agreement dated as of April 12, 2021 between the Company and Linda Tharby, the Company’s Chief Executive Officer (the “Employment Agreement”) as an inducement to her employment. The inclusion of such shares herein does not necessarily represent a present intention of any director or officer to sell any or all such shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

●     Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 2, 2022;

●     Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 4, 2022;

●     Our Current Reports on Form 8-K, filed with the Commission on May 10, 2022, May 18, 2022 and June 28, 2022; and

●     The description of our common stock set forth in our Registration Statement on Form 8-A12B, filed with the Commission on October 15, 2019.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except where such liability is imposed under the New York Business Corporation Law (the “NYBCL”). The NYBCL provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding unless (i) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful, provided however, that if the proceeding was by or in the right of the corporation, no indemnification may be made if the director is adjudged liable to the corporation. The Board of Directors of the Company (the “Board”) may also indemnify an employee or agent of the corporation who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the corporation.

Our restated certificate of incorporation, as amended and amended and restated by-laws provide that, to the maximum extent permitted by the New York law and the federal securities laws, we must indemnify and, upon request advance, expenses to a director or officer made, or threatened to be made, a party to any action or proceeding (other than a shareholder derivative action) by reason of such person being a director or officer, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. Indemnification would cover reasonable expenses, including attorneys’ fees, judgments, fines, amounts paid in settlement.

The limitation of liability, indemnification and advancement provisions in our restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation, as amended effective March 1, 2019 (incorporated by reference to the Company’s Form 10-K filed with the SEC on March 5, 2019).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation, as amended dated June 21, 2022 (incorporated by reference to the Company’s Form 8-K filed with the SEC on June 28, 2022).

3.3	Amended and Restated By-Laws dated December 5, 2018 (incorporated by reference to the Company’s Form 8-K filed with the SEC on December 7, 2018).

5.1	Opinion of Royer Cooper Cohen Braunfeld LLC (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm – McGrail Merkel Quinn & Associates, P.C. (filed herewith)

23.2	Consent of Royer Cooper Cohen Braunfeld LLC (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	KORU Medical Systems, Inc. Non-Employee Director Compensation Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed with the SEC on March 18, 2022).

99.2	Employment Agreement dated as of April 12, 2022 between the Company and Linda Tharby (incorporated by reference to the Company’s Form 10-K filed with the SEC on March 23, 2021).

107	Filing Fee Table (filed herewith)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mahwah, State of New York, on June 30, 2022.

KORU Medical Systems, Inc.

By:	/s/ Karen Fisher
	Name:	Karen Fisher
	Title:	Chief Financial Officer

We, the undersigned officers and directors of KORU Medical Systems, Inc., hereby severally constitute and appoint R. John Fletcher and Linda Tharby, and each of them singly, our true and lawful attorneys with full power to either of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable KORU Medical Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Linda Tharby	Chief Executive Officer and Director
Linda Tharby	(Principal Executive Officer)	June 30, 2022

/s/ Karen Fisher	Chief Financial Officer
Karen Fisher	(Principal Financial Officer and Principal Accounting Officer)	June 30, 2022

/s/ R. John Fletcher
R. John Fletcher	Chairman of the Board	June 30, 2022

/s/ James M. Beck
James M. Beck	Director	June 30, 2022

/s/ Robert A. Cascella
Robert A. Cascella	Director	June 30, 2022

/s/ Donna French
Donna French	Director	June 30, 2022

/s/ Joseph M. Manko, Jr.
Joseph M. Manko, Jr.	Director	June 30, 2022

/s/ Shar Matin
Shahriar (Shar) Matin	Director	June 30, 2022